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                           CHANGE-IN-CONTROL AGREEMENT

     AGREEMENT, made and entered into as of the 13th day of May, 1997 by and between General Cable Corporation, a Delaware corporation (the "Company"), and Stephen Rabinowitz (the "Executive").

                              W I T N E S S E T H :

     WHEREAS, the Executive is a key employee of the Company or one of its subsidiaries; and

     WHEREAS, it is proposed that the Company become a publicly-traded company by means of a public offering (the "Public Offering") and the Company's Board of Directors has determined that, in light of the uncertainties affecting the industry in which the Company operates, it would be in the best interests of the Company and its future public shareholders to induce key employees, including the Executive, to remain with the Company after it becomes a public company and to reinforce and encourage their continued attention and dedication to the Company; and

     WHEREAS, the Company and the Executive have entered into an Employment Agreement as of the date hereof to become effective as of the Effective Date, as hereinafter defined (such agreement, as amended from time to time, being hereinafter referred to as the "Employment Agreement"); and

     WHEREAS, the Company desires to enter into this agreement ("Agreement") with the Executive providing for, among other things, (i) the acceleration of vesting of the Executive's restricted stock and stock options upon the occurrence of a Change-in-Control (as hereinafter defined) and (ii) a severance payment to the Executive and the continuation of the Executive's welfare benefits if the Executive's employment is terminated in connection with a Change-in-Control, subject to the terms and conditions specified herein;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:


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1.   TERM

     (a) This Agreement shall become effective upon the consummation of the Public Offering (the "Effective Date") and shall terminate and be of no further force or effect upon the expiration of the Employment Agreement (the "Term"); provided, however, that, if a Change-in-Control shall have occurred during the Term or within six months after Executive's employment terminates, as described in Paragraph 2(a) hereof, the Term shall expire on the last day of the twenty-fourth (24th) month following the month in which the Change-in-Control occurs.

     (b) If the consummation of the Public Offering does not occur on or before October 31, 1997, this Agreement shall terminate and be of no further force or effect.

2.   TERMINATION OF EXECUTIVE'S EMPLOYMENT PRIOR TO OR FOLLOWING A
     CHANGE-IN-CONTROL

     (a) If the Executive's employment is terminated by the Company or any of its subsidiaries or by the Company's successor without Cause (as hereinafter defined), or the Executive terminates his employment with the Company or any of its subsidiaries or with the Company's successor for Good Reason (as hereinafter defined), and such termination occurs within six months preceding, or within two years following, a Change-in-Control, the Executive shall be entitled to receive a Change-in-Control Payment (as hereinafter defined).

     (b) Notwithstanding the foregoing, the Executive shall not be entitled to receive the Change-in-Control Payment if any of the Circumstances of Ineligibility (as hereinafter defined) apply to the Executive.

     (c) "CHANGE-IN-CONTROL PAYMENT" means the product of (i) three times (ii) the sum of (x) the Executive's annual base salary at the time of the termination of the Executive's employment (or, in the case of a termination of employment for Good Reason based on a reduction of the Executive's annual base salary, the annual base salary in effect immediately prior to such reduction) plus (y) the Executive's target annual incentive bonus in effect for the year in which the Executive's employment is terminated or the year in which the Change-in-Control occurs, whichever target bonus is greater.

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     (d) "CHANGE-IN-CONTROL" means that any of the following has occurred:

          (i) any person or other entity (other than any of the Company's subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries) including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total com-bined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the "Voting Stock"),

          (ii) the stockholders of the Company approve the sale of all or substantially all of the property or assets of the Company and such sale occurs;

         (iii) the stockholders of the Company approve a consolidation or merger of the Company with another corporation (other than with any of the Company's subsidiaries), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 60% of the Voting Stock of the surviving entity, and such consolidation or merger occurs; or

          (iv) a change in the Company's Board of Directors occurs with the result that the members of the Board on the Effective Date (the "Incumbent Directors") no longer constitute a majority of such Board of Directors, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election or nomination for election was

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               supported by two-thirds (2/3) of the then Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

Notwithstanding anything contained herein to the contrary, a Change-in-Control shall not include the Public Offering.

     (e) "CAUSE" shall have the meaning set forth in the Employment Agreement and shall be subject to the procedures set forth therein.

     (f) "GOOD REASON" means the occurrence of any of the following without the prior written consent of the Executive:

          (i) removal from any of the positions held by the Executive with respect to the Company or any of its significant subsidiaries (as defined in Regulation S-X under the Securities Exchange Act of
               1934) on the 181st day prior to the Change-in-Control or any senior position that the Executive subsequently achieves;

          (ii) the assignment of duties or responsibilities materially inconsistent with those customarily associated with the position held by the Executive on the 181st day prior to the Change-in-Control or any senior position that the Executive subsequently achieves (alternatively, the "Measuring Position"), or any other action by the Company or a successor that results in a diminution of the Executive's position, authority, duties or responsibilities compared to the Measuring Position, other than an isolated action that is not taken in bad faith and is remedied by the Company or a successor promptly after receipt of written notice thereof from the Executive;

         (iii) a reduction in the Executive's annual base salary or Executive's annual bonus opportunity set forth in the Employment Agreement from that in effect on the 181st day prior to the Change-in-Control (or any greater salary or bonus that the Executive is

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               subsequently entitled to) or a material reduction in any other material benefit provided the Executive by the Company;

          (iv) notice by the Company not to extend the Employment Agreement;

          (v) the relocation of the Executive's principal place of employment to a location more than fifty (50) miles from the Executive's principal place of employment (unless such relocation does not increase the Executive's commute by more than twenty (20) miles) on the 181st day prior to the Change-in-Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations as of such day; or

          (vi) the failure by the Company to obtain an agreement from any successor to assume and agree to perform this Agreement.

     (g) "CIRCUMSTANCES OF INELIGIBILITY" mean any one or more of the following circumstances:

          (i) Death, Disability or Voluntary Termination. If the Executive is terminated due to death or Disability (as defined in the Employment Agreement) or if the Executive elects to voluntarily terminate his employment, including a termination due to retirement, with the Company or a successor, the Executive shall not be eligible to receive the Change-in-Control Payment; provided, however, that termination of employment by the Executive for Good Reason shall not constitute a Circumstance of Ineligibility.

          (ii) Termination for Cause. If the Executive's employment with the Company or a successor is terminated for Cause at any time preceding or following a Change-in-Control, the Executive shall not be eligible to receive the Change-in-Control Payment.

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3.   TIME OF PAYMENT OF CHANGE-IN-CONTROL PAYMENT

     The Change-in-Control Payment (if any) shall be paid to the Executive in cash in a lump sum within 10 business days following the later of (i) the date of the termination of the Executive's employment with the Company or the successor or (ii) the date of the Change-in-Control.

4.   VESTING OF RESTRICTED STOCK AND STOCK OPTIONS

     Upon the occurrence of a Change-in-Control, (i) any and all restricted stock held by the Executive as of such date shall become immediately vested and fully transferable and (ii) any and all unexercisable stock options held by the Executive as of such date shall become fully vested and immediately exercisable and shall remain exercisable until their expiration in accordance with the terms of the applicable plan.

5.   CONTINUATION OF EXECUTIVE WELFARE BENEFITS

     Notwithstanding anything contained herein to the contrary, if the Executive is entitled to receive the Change-in-Control Payment, the Company or any of its subsidiaries or successor shall continue his participation, as if he were still an employee, in the medical, dental, hospitalization and life insurance plans, programs and/or arrangements of the Company or any of its subsidiaries in which he was participating on the date of the termination of his employment (or on the 181st day prior to the Change-in-Control, if more favorable to the Executive) on the same terms and conditions as other executives under such plans, programs and/or arrangements until the earlier of (i) the end of the 36-month period following the date of the termination of his employment or (ii) the date, or dates, he receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis).

6.   LIMITATION ON PAYMENTS; GROSS-UP PAYMENT

     (a) If any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether such payments or benefits are provided pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose

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actions result in a Change in Control or any person affiliated with the Company or such person) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive, as soon as practicable following the Change in Control (but in any event not later than the later of (1) thirty (30) days following Executive's termination of employment or (2) thirty (30) days following the Change in Control), an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments; provided, however, that the Executive shall not be entitled to the Gross-Up Payment if any amount of compensation (otherwise includible in income for any year commencing with 1997) has been deferred by the Executive and is not included in Executive's gross income in the calendar year in which it would have been includible for federal income tax purposes as determined by Tax Counsel (as hereinafter defined); provided, further, however, in the event that the Executive has so deferred compensation and it is determined that such Excise Tax would cause the net after-tax Total Payments to be paid to or on behalf of Executive to be less than what he would have netted, after federal, state and local income taxes, had the present value of his Total Payments equalled $1 less than three times his base amount, as defined under Section 280G(b)(3)(A) of the Code, then the payments under Paragraph 5 hereof shall be reduced and thereafter, if necessary, the Change in Control Payment shall be reduced (but not below the minimum possible amount), so that no portion of the Total Payments is subject to the Excise Tax. For purposes of the preceding sentence, the failure of the Executive to exercise a stock option shall not be construed to be a deferral of compensation.

     (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") selected by the Company and reasonably acceptable to the Executive, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of

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the Code, (ii) all "excess parachute payments" within the meaning of Section
280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such payment, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     (c) In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. In the event that the Excise Tax is determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company within five (5) business days following the time that such difference is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to such Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in such Excise Tax or a federal, state and local income tax deduction) plus any interest received by the Executive on the amount of such repayment. The Executive and the Company shall each reasonably cooperate with the other in connection with any

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administrative or judicial proceedings concerning the existence or amount of liability for any Excise Tax with respect to the Total Payments.

7.   MISCELLANEOUS

     (a) No Employment Agreement. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee.

     (b) Deductions and Withholding. The Executive agrees that the Company shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

     (c) Waiver and Release. The Executive acknowledges that (i) the Change-in-Control Payment is in excess of the amounts that the Executive would otherwise be entitled to receive under any employment or severance agreement, plan, program or arrangement of the Company or between the Company and the Executive and (ii) the Company has no obligation to enter into this Agreement. In consideration of the Company assuming these additional obligations and entering into this Agreement, the Executive agrees to execute a customary release of all claims related to the Executive's employment or termination thereof, in substantially the same form as annexed hereto other than any modifications which may be required to effectuate such release based upon any changes in law.

     (d) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in Cincinnati, Ohio under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrators, which shall be based upon a de novo

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interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators' award in any court having jurisdiction. All costs of the American Arbitration Association and the arbitrator shall be borne by the Company, unless the position advanced by the Executive is determined by the arbitrator to be frivolous in nature.

     (e) Legal Fees. The Company or the successor shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in disputing in good faith any issues hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within 30 days after delivery of the Executive's written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. The Company or the successor shall pay to the Executive interest at the prime lending rate as announced from time to time by The Chase Manhattan Bank on all or any part of the Change-in-Control Payment that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.

     (f) No Duty to Mitigate/Set-off. The Company agrees that if the Executive's employment with the Company or a successor is terminated during the Term, the Executive shall not be required to seek other employment. Further, the amount of any payment or benefit hereunder shall not be reduced by any compensation earned by the Executive or any benefit provided to the Executive as the result of employment by another employer or otherwise, except as provided in Paragraph 5 or 7(g) hereof. The Company's obligations to make any payment or provide any benefit hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or a successor corporation may have against the Executive.

     (g) Offset. The Change-in-Control Payment shall be reduced by any severance payment made by the Company or any subsidiary of the Company to the Executive pursuant to (i) any severance plan, program, policy or arrangement of the Company or any subsidiary of the Company, (ii) the Employment Agreement or any other employment agreement

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between the Company or any subsidiary of the Company and the Executive, and
(iii) any federal, state or local statute, rule, regulation or ordinance.

     (h) Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to any payment due the Executive in the event of a Change-in-Control and supersedes any other prior oral or written agreements between the Executive and the Company with respect thereto, except that nothing herein shall be construed to adversely affect the Executive's right to receive any non-duplicative payment or benefit to which he is entitled under the Employment Agreement or any other employment agreement between the Company or any subsidiary of the Company and the Executive in connection with his termination of employment. No party may amend, modify or terminate this Agreement without the express written consent of the other party.

     (i) Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

     (j) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky without reference to principles of conflict of laws.

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     (k) Counterparts. This Agreement may be executed and delivered in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                                GENERAL CABLE CORPORATION

                                                 By: ___________________________
                                                     Robert J. Siverd
                                                     Executive Vice President,
                                                     General Counsel and
                                                     Secretary

ACCEPTED AND AGREED TO
as of the date first written above

By: _________________________________
    Stephen Rabinowitz

    Address:  900 Adams Crossing
              Cincinnati, Ohio 45202

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